Exhibit 10.13

RANGER ENERGY HOLDINGS, LLC
1000 Louisiana Street
Suite 3850
Houston, Texas 77002

March 30, 2017

Mr. Scott Milliren

6 Glade Park Drive

Missouri City, Texas 77459

Re:                             Employment Agreement between Ranger Energy Services, LLC (“Ranger Energy”) and Scott Milliren (“Milliren”), dated July 29, 2014 (“Employment Agreement”); Second Amended and Restated Limited Liability Company Agreement of Ranger Energy Holdings, LLC (“Ranger Holdings”), and those certain Restricted Unit Award Agreements between Ranger Holdings and Milliren dated           ,           , and            (collectively, the “RUAAs”) for Class A Units, Class B Units, Class C Units and Class D Units, respectively (together, the “Ranger Equity”)

Dear Mr. Milliren:

This letter agreement (“Agreement”), effective as of the date written above (“Effective Date”), contains the terms and conditions of Milliren’s association with Ranger Energy and its affiliates, including Ranger Energy Services, Inc. (“Ranger Inc.”) and Ranger Holdings (Ranger Energy, Ranger Holdings, Academy Oilfield Tools, LLC, and Ranger Inc., collectively, “Ranger”), with respect to the Employment Agreement and other related matters referenced herein.

1.                                      Board Position

As of the Effective Date, Milliren hereby resigns as Chairman of the Board of Ranger Holdings (“Board”); provided that, Milliren shall continue to remain on the Board as a non-executive member of the Board following such resignation (“Board Duties”) and receive compensation on the same basis as other non-management Board Members. Ranger and Milliren (the “Parties”) acknowledge that Milliren’s continued involvement with Ranger shall consist solely of the Board Duties. In lieu of submitting a separate resignation to Ranger, the Parties acknowledge that Milliren’s undersigned signature shall serve as Milliren’s formal notice of resignation as Chairman of the Board to Ranger. With respect to the Board Duties, Milliren’s tenure on the Board is subject to and governed by Ranger’s governing documents. For the avoidance of doubt, any compensation provided in this Section 1 is in addition to the Compensation (as defined below) and shall not in any way be construed to be in lieu of, modify or diminish the Compensation, in any respect.

2.                                      Compensation

Milliren will be compensated on a monthly basis (“Compensation”) based on Milliren’s current annual base salary, which shall continue until the first to occur of (i) the termination of Milliren’s tenure on the Board, (ii) the closing of an IPO or a Significant Transaction (each as defined below), or (iii) Milliren’s acceptance and commencement of employment on a full-time basis with a person or entity unaffiliated with Ranger.

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3.                                      Bonus

In the event of the closing of an initial public offering of equity securities by Ranger (“IPO”) or the acquisition of all or substantially all of the equity or assets of Ranger by an unaffiliated third party (a “Significant Transaction”), Ranger will pay a one-time bonus in the gross amount of $275,000 to Milliren, less applicable taxes and other withholdings (“Bonus”); provided that, Milliren executes and does not revoke a release of claims in a form reasonably acceptable to and to be provided by Ranger (the “Release”) and is in compliance with this Agreement. The Bonus will be paid in one cash installment by wire within thirty (30) days following Milliren’s delivery to Ranger of an executed Release.

4.                                      Ranger Equity Ownership

Ranger and Milliren agree and acknowledge that the Ranger Equity shall continue to be governed by the applicable RUAAs and the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 3, 2016, as the same may be amended or restated from time to time (the “LLC Agreement”). Notwithstanding any contrary provision in the RUAAs or the LLC Agreement, the Ranger Equity shall continue to vest in accordance with its terms and shall be deemed fully vested for Milliren as of the earlier of the closing of an IPO or a Significant Transaction, subject to forfeiture in accordance with its terms upon any breach of the provisions of this Agreement, as determined by a court of competent jurisdiction.

5.                                      Restrictive Covenants

A.            Non-Solicitation. Milliren acknowledges, and Ranger agrees, that in the course of Milliren’s employment with Ranger and tenure on the Board, Milliren has and will be provided by Ranger, and has and will become familiar, with Ranger’s and its affiliates’ trade secrets and Confidential Information (as defined in the Employment Agreement). Milliren further acknowledges that having access to and knowledge of the Confidential Information of Ranger and its affiliates was and is essential to the performance of his duties with Ranger and that such information is an extremely valuable and unique asset of Ranger and its affiliates that gives them a competitive advantage over persons or entities that do not possess such information and knowledge. Therefore, Milliren agrees as follows:

(i)                                     Milliren will not, during the Milliren Customer Non-Solicitation Period (as defined below), directly or indirectly solicit Customers or Clients of Ranger or its affiliates with whom Milliren had direct contact or about whom Milliren received proprietary, confidential or otherwise non-public information for the purpose of providing services relating to work over rigs and services related to work over rigs or the tool rental business currently engaged in by Academy Oilfield Rentals, LLC (collectively, the “Business”) or interfere or attempt to interfere with the relationship, contractual or otherwise, between Ranger or any Customer or Client of Ranger in the Business. Milliren further agrees that, during the Milliren

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Customer Non-Solicitation Period, he shall not, directly or indirectly, provide any products or services related to the Business to Rangers Customers and Clients, with whom Milliren had direct or indirect contact or about whom Milliren received proprietary, confidential or otherwise non-public information. “Ranger Customers and Clients” shall mean and only include those customers and clients who contacted or were contacted by Ranger to do business with Ranger and in the territory wherein Ranger provided products or service with respect to the Business during Milliren’s employment as CEO of Ranger. “Milliren Customer Non-Solicitation Period” shall mean that period of time during the Board Tenure and continuing until the later of (i) six (6) months from the termination of the Board Tenure or (ii) eighteen (18) months following the earlier of the closing of (1) an IPO or (2) a Significant Transaction.

(ii)                                  Milliren further agrees that, during the Milliren Employee Non-Solicitation Period (as defined below), he will not directly or indirectly solicit or hire (as an independent contractor, employee or otherwise) or attempt to solicit or hire any employee, independent contractor or any individual who is or was within the preceding sixty (60) days prior to the date of hire an employee or independent contractor of Ranger. The “Milliren Employee Non-Solicitation Period” means that period of time from the date hereof until the later of (i) twelve (12) months following the occurrence of a Significant Transaction, or (ii) October 30, 2018, but in no event shall such Milliren Employee Non-Solicitation Period last beyond December 31, 2018; provided, however, that in no event shall the Milliren Employee Non-Solicitation Period expire earlier than ninety (90) days following the termination of the Board Tenure.

B.            Non-Competition. Milliren further agrees that, except for services and duties performed pursuant to this Agreement by Milliren for or on behalf of Ranger and its affiliates during the Transition Period, Milliren agrees that, during his tenure on the Board and until the later of the termination of the Board Tenure or July 31, 2017, Milliren will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business or other entity of whatever nature, engage in, make loans to, own, operate, manage, control, become financially interested in or otherwise have any connection with, whether as an officer, director, manager, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, member or in any other capacity, the Business in the United States; provided, however, that the passive ownership by Milliren of less than one percent (1%) of any class of equity securities of any corporation, if such equity securities are listed on a national securities exchange or are quoted on NASDAQ, will not be deemed to be a breach of this restriction.

The Parties agree that the foregoing Non-Solicitation and Non-Competition provisions shall supersede and replace any other non-solicitation or non-competition provisions to which Milliren would otherwise be subject, including without limitation such non-solicitation or non-competition provisions set forth in the LLC Agreement.

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6.                                      Miscellaneous Provisions

A.            Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, then such provision shall be deemed limited and restricted to the maximum extent deemed to be enforceable; in the event that this is not possible, the provision shall be severed and the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

B.            Amendments; Waivers. No modification, amendment, change or discharge of any term or provision of this Agreement shall be valid or binding unless the same is in writing and signed by the parties hereto. No waiver of any of the terms of this Agreement shall be valid unless signed by the party against whom such waiver is asserted. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

C.            Assignment. Neither this Agreement nor any portion hereof may be assigned by either party without the prior written consent of the other party which may not be unreasonably withheld. Any attempted assignment by either party without such consent shall be null and void ab initio. Notwithstanding the foregoing the Parties agree that the Restrictive Covenants set forth herein may be assigned to, and enforced by, any successor or assign of Ranger.

D.            Government Agencies. Notwithstanding any other provision of this Agreement, the Parties agrees that: (i) Milliren is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission or any other federal, state, or local governmental agency or entity and that he need not notify Ranger in advance of any such reporting or participation; and (ii) Milliren is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request.

E.            Incorporation of Employment Agreement Provisions. The Parties agree that Sections 6, 7, 9, 20 and 24 of the Employment Agreement shall survive the execution of this Agreement and are incorporated fully into this Agreement by this reference.

F.             Entire Agreement. This Agreement, along with the RUAAs and LLC Agreement, shall constitute the entire agreement between Ranger and Milliren relating to the subject matters hereof and shall supersede all previous agreements, both oral and written, relating to the subject matters hereof, except as otherwise specified herein. The Parties agree that, except as expressly provided herein, the Employment Agreement is fully superseded and replaced by this Agreement, and that, except as expressly provided herein, no party shall have any rights or obligations under the Employment Agreement following the execution of this Agreement.

G.            Governing Law and Venue. This Agreement shall be governed by the laws of the State of Texas without regard to principles of conflicts of laws. Any suit, action or proceeding that

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arises with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any manner thereto, shall be brought in the Texas courts in Houston, Harris County, Texas.

RANGER ENERGY SERVICES, LLC

RANGER ENERGY HOLDINGS, LLC

RANGER ENERGY SERVICES, INC.

/s/ Charles S. Leykum
Charles S. Leykum
Manager and Director

Acknowledged and Agreed to as of the Effective Date:

By:	/s/ Scott A. Milliren
Scott A Milliren